As filed with the Securities and Exchange Commission on March 31, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

CAREMARK RX, INC.

(Exact name of registrant as specified in its charter)

Delaware	63-1151076
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

211 Commerce Street

Suite 800

Nashville, Tennessee 37201

(615) 743-6600

(Address, including zip code, of registrant’s principal executive offices)

Caremark Rx, Inc. 2004 Incentive Stock Plan

AdvancePCS Amended and Restated Incentive Stock Option Plan

AdvancePCS Amended and Restated 1997 Nonstatutory Stock Option Plan

AdvancePCS 2003 Incentive Compensation Plan

(Full title of plans)

Howard A. McLure

211 Commerce Street

Suite 800

Nashville, Tennessee 37201

(615) 743-6600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

William R. Spalding, Esq.

King & Spalding LLP

191 Peachtree Street

Atlanta, Georgia 30303-1763

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (2)(3)	Proposed Maximum Offering Price Per Share(4)	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee(4)

Common Stock, par value $0.001 per share, including the associated Series C junior participating preferred stock purchase rights(1)	55,787,799 shares	$32.535	$1,815,056,041	$229,968

(1)	This registration statement also covers the associated Series C junior participating preferred stock purchase rights (the “Rights”) issued pursuant to the Second Amended and Restated Rights Agreement, dated as of March 11, 2002, between Caremark Rx, Inc. and Wachovia Bank, N.A. (as successor to First Union National Bank). Until the occurrence of certain events, the Rights will not be exercisable for or evidenced separately from shares of common stock, par value $0.001 per share, of Caremark Rx, Inc.
(2)	This Registration Statement registers an aggregate of 55,787,799 shares of common stock (including the Rights). This aggregate number consists of (i) 25,357,432 shares of common stock issuable upon exercise of stock options to be granted from time to time pursuant to the Caremark Rx, Inc. 2004 Incentive Stock Plan, (ii) 14,018,418 shares of common stock issuable upon exercise of stock options granted by AdvancePCS under its Amended and Restated Incentive Stock Option Plan and assumed by the Registrant upon the terms set forth in the Agreement and Plan of Merger, dated as of September 2, 2003, by and among the Registrant, Cougar Merger Corporation and AdvancePCS (the “Merger Agreement”), and (iii) 564,117 shares of common stock issuable upon exercise of stock options granted by AdvancePCS under its Amended and Restated 1997 Nonstatutory Stock Option Plan and assumed by the Registrant upon the terms set forth in the Merger Agreement.
(3)	The aggregate number of shares registered by this Registration Statement also consists of 15,847,832 shares of common stock which may be issuable under the Caremark Rx, Inc. 2004 Incentive Stock Plan pursuant to future stock option grants. Such shares would only come available for issuance in the event of forfeitures of stock options currently outstanding which were granted under certain benefit plans previously maintained by the Registrant.
(4)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low sales prices per share of Common Stock of Caremark Rx, Inc. as reported on the New York Stock Exchange on March 24, 2004.

EXPLANATORY NOTE

On March 24, 2004, Caremark Rx, Inc. (the “Company” or the “Registrant”) completed a merger with AdvancePCS on the terms and conditions set forth in the Agreement and Plan of Merger, dated as of September 2, 2003, by and among the Company, Cougar Merger Corporation (“Merger Sub”) and AdvancePCS (the “Merger Agreement”). Pursuant to the merger, AdvancePCS became a wholly owned subsidiary of the Company. Pursuant to the terms of the Merger Agreement, the Company agreed to assume outstanding options to purchase an aggregate of 6,782,574 shares of AdvancePCS common stock. Effective as of the effective time of the merger, these options were converted automatically into options to purchase an aggregate of 14,582,535 shares of the Company’s common stock (after applying the exchange ratio of 2.15 shares of the Company’s common stock for each share of AdvancePCS common stock underlying such options).

In addition, effective on March 22, 2004, the Caremark Rx, Inc. 2004 Incentive Stock Plan superceded and replaced the following equity-based compensation plans previously operated by the Company with respect to future grants of equity-based compensation: (1) the Caremark Rx, Inc. Amended and Restated Incentive Compensation Plan, (2) the Caremark Rx, Inc. Amended and Restated 1993 Stock Option Plan, (3) the Caremark Rx, Inc. Amended and Restated 1994 Stock Option Plan, (4) the Caremark Rx, Inc. Amended and Restated 1995 Stock Option Plan, (5) the Caremark Rx, Inc. Amended and Restated 1997 Long Term Incentive Compensation Plan, (6) the Caremark Rx, Inc. Amended and Restated 1998 Employee Stock Option Plan, and (7) the Caremark Rx, Inc. Amended and Restated 1998 New Employee Stock Option Plan.

Further, effective as of the effective time of the merger, an aggregate of 2,750,270 unissued shares which were previously authorized for issuance pursuant to the exercise of options to purchase AdvancePCS common stock granted under the AdvancePCS 2003 Incentive Compensation Plan and the Advance Paradigm, Inc. Amended and Restated 1997 Nonstatutory Stock Option Plan were converted into an aggregate of 5,913,081 shares of common stock of the Company available for issuance pursuant to option grants under Caremark Rx, Inc. 2004 Incentive Stock Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to employees and/or directors of the Company as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been previously filed by the Registrant with the Commission and are hereby incorporated by reference into this Registration Statement as of their respective dates:

(a)	Annual Report on Form 10-K for the year ended December 31, 2003;

(b)	Current Reports on Form 8-K, filed with the Commission on February 12, 2004 and March 18, 2004; and

(c)	the description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), filed with the Commission on February 6, 1996, together with any amendments or report filed with the Commission for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereunder have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes thereof to the extent that a statement contained therein or in any other subsequently filed document that is also incorporated or deemed to be incorporated therein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Inapplicable.

Item 5.	Interest of Named Experts and Counsel.

Inapplicable.

Item 6.	Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete copy of the Delaware General Corporation Law, the Registrant’s Third Restated Certificate of Incorporation, as amended, the Registrant’s Seventh Amended and Restated Bylaws and the agreements referred to below.

Section 145 of the Delaware General Corporation Law generally provides that all directors and officers (as well as other employees and individuals) may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, or a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with defense or settlement of an action, and the Delaware General Corporation Law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145 of the Delaware General Corporation Law also provides that the rights conferred thereby are not exclusive of any other right to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a person entitled to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Third Restated Certificate of Incorporation of Caremark (the “Third Restated Certificate of Incorporation”) provides that no director shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for any breach of the director’s duty of loyalty to the Registrant and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, and (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant’s Seventh Amended and Restated Bylaws (the “Bylaws”) provide indemnification of the Registrant’s directors and officers, both past and present, to the fullest extent permitted by the Delaware General Corporation Law, and allow the Registrant to advance or reimburse litigation expenses upon submission by the director or officer of an undertaking to repay such advances or reimbursements if it is ultimately determined that indemnification is not available to such director or officer pursuant to the Bylaws. The Bylaws also authorize the Registrant to purchase and maintain insurance on behalf of an officer or director, past or present, against any liability asserted against such person in any such capacity whether or not the Registrant would have the power to indemnify him against such liability under the provisions of the Restated Certificate of Incorporation or Section 145 of the Delaware General Corporation Law.

The Registrant has entered into indemnification agreements with each of its directors and certain of its executive officers. The indemnification agreements require the Registrant, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7.	Exemption from Registration Claimed.

Inapplicable.

Item 8.	Exhibits.

Exhibit	Description

3.1 —	Caremark Rx, Inc. Third Restated Certificate of Incorporation, filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1996, is hereby incorporated herein by reference.

3.2 —	Certificate of Ownership and Merger, merging Caremark Rx, Inc. into MedPartners, Inc., filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on September 14, 1999, is hereby incorporated herein by reference.

3.3* —	Amendment to Third Restated Certificate of Incorporation of Caremark Rx, Inc.

3.4 —	Caremark Rx, Inc. Seventh Amended and Restated Bylaws, filed as Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, is hereby incorporated herein by reference.

4.1 —	Amended and Restated Rights Agreement, dated as of February 1, 2000, between Caremark Rx, Inc. and First Chicago Trust Company, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 4, 2000, is hereby incorporated herein by reference.

4.2 —	Amendment to the Amended and Restated Rights Agreement, dated November 7, 2001, filed as Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, is hereby incorporated herein by reference.

4.3 —	Second Amended and Restated Rights Agreement, dated as of March 11, 2002, between Caremark Rx, Inc. and First Union National Bank, including exhibits thereto, filed as Exhibit 4.1 to Amendment No. 1 to the Company’s Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on May 8, 2002, is hereby incorporated herein by reference.

4.4 —	Form of Common Stock Certificate of the Company, filed as Exhibit 4.4 to the Company’s Current Report on Form 10-Q for the quarterly period ended June 30, 2000, is hereby incorporated herein by reference.

5.1* —	Opinion of King & Spalding LLP as to the validity of the securities being registered.

10.1 —	Caremark Rx, Inc. 2004 Incentive Stock Plan, filed as Annex L to Amendment No. 4 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on February 13, 2004, is hereby incorporated herein by reference.

23.1* —	Consent of KPMG LLP

23.2* —	Consent of King & Spalding LLP (included in Exhibit 5.1)

24.1* —	Powers of Attorney (included on signature page)

99.1 —	AdvancePCS Amended and Restated Incentive Stock Option Plan, filed with AdvancePCS’s Proxy Statement on October 22, 1999, filed with the Securities and Exchange Commission, is hereby incorporated herein by reference.

99.2 —	Amendment No. 1 to the Amended and Restated Incentive Stock Option Plan, filed as Exhibit 4.5 to AdvancePCS’s Registration Statement on Form S-8, filed with the Securities and Exchange Commission on May 3, 2001, is hereby incorporated herein by reference.

99.3 —	Amendment No. 2 to the Amended and Restated Incentive Stock Option Plan, filed as Exhibit 10.1 to AdvancePCS’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 14, 2001, is hereby incorporated herein by reference.

99.4 —	Amended and Restated 1997 Nonstatutory Stock Option Plan, filed as Exhibit 4.3 to AdvancePCS’s Registration Statement on Form S-8, filed with the Securities and Exchange Commission on January 28, 2000, is hereby incorporated herein by reference.

99.5 —	Amendment No., 1 to the Amended and Restated 1997 Nonstatutory Stock Option Plan, filed as Exhibit 10.2 to AdvancePCS’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 14, 2001, is hereby incorporated herein by reference.

99.6 —	AdvancePCS 2003 Incentive Compensation Plan, filed as Annex I to Amendment No. 4 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on February 13, 2004, is hereby incorporated herein by reference.

*	Filed herewith

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXPERTS

The consolidated financial statements of Caremark Rx, Inc. and its subsidiaries as of December 31, 2002 and 2003, and for the years then ended have been incorporated by reference in this registration statement from the Caremark Rx, Inc. December 31, 2003 Annual Report on Form 10-K, in reliance upon the report of KPMG LLP, independent auditors, also incorporated by reference in this registration statement, and upon the authority of said firm as experts in accounting and auditing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on this 31st day of March, 2004.

CAREMARK RX, INC.

By:	/s/ Howard A. McLure

Howard A. McLure Executive Vice President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints E. Mac Crawford, Howard A. McLure and Sara J. Finley, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 and any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 31st day of March, 2004.

Signature	Title

/s/ E. Mac Crawford E. Mac Crawford	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Howard A. McLure Howard A. McLure	Executive Vice President and Chief Financial Officer (Principal Accounting Officer)

/s/ Edward L. Hardin, Jr. Edward L. Hardin, Jr.	Director

/s/ Mark S. Weeks Mark S. Weeks	Senior Vice President and Controller

/s/ Edwin M. Banks Edwin M. Banks	Director

/s/ C. David Brown II C. David Brown II	Director

/s/ Colleen Conway-Welch Colleen Conway-Welch	Director

/s/ Harris Diamond Harris Diamond	Director

/s/ Kristen E. Gibney-Williams Kristen E. Gibney-Williams	Director

/s/ Roger L. Headrick Roger L. Headrick	Director

/s/ Jean-Pierre Millon Jean-Pierre Millon	Director

/s/ Ted H. McCourtney Ted H. McCourtney	Director

/s/ C.A. Lance Piccolo C.A. Lance Piccolo	Director

/s/ George Poste George Poste	Director

/s/ Michael D. Ware Michael D. Ware	Director